Exhibit 99.1

FOR IMMEDIATE RELEASE

Harmonic Completes Divestiture of Video Business to MediaKind

Transaction Positions Harmonic as a Pure-Play Broadband Company

SAN JOSE, California, June 17, 2026 - Harmonic Inc. (Nasdaq: HLIT), the worldwide leader in virtualized broadband solutions, today announced the successful completion of the sale of its Video Business to MediaKind, a global leader in cloud-based video streaming technology, for $145 million in cash. The purchase consideration is subject to net working capital and other customary post-closing adjustments. The transaction marks a defining milestone in the company’s strategic transformation into a leading pure-play broadband innovator and underscores its commitment to maximizing lasting shareholder value.

The divestiture of the Video Business accelerates Harmonic's long-term growth strategy by concentrating the company's resources, capital and operational expertise on its virtualized broadband segment — the fastest-growing business within its portfolio. This transaction also delivers a significant capital infusion to Harmonic, strengthening the company’s balance sheet and providing additional financial flexibility to invest in innovation, further expand its customer base and pursue growth opportunities in the broadband industry.

“The completion of this transaction is a pivotal moment for Harmonic,” said Nimrod Ben-Natan, President and Chief Executive Officer of Harmonic. “We now turn our full focus and capital toward broadband, where our established footprint with the world's largest operators positions us as a leader in the industry's shift to virtualized software-defined broadband networks powered by intelligence capabilities. We are proud of the exceptional work our Video Business has accomplished and are confident they will continue to deliver the same innovation and dedication as a part of MediaKind.”

Harmonic also announced it will host an Investor Day event in New York City on September 15, 2026, offering a detailed look at the company’s core technologies, innovation and growth outlook. The hybrid event will include limited in-person attendance by invitation only and a live webcast available on Harmonic's Investor Relations website. Additional details will be provided in a subsequent announcement closer to the event.

Harmonic is the market share leader in cable broadband equipment, virtual CMTS and DAA, according to Dell’Oro Group, the trusted source for market information about the telecommunications, networks and data center IT industries. Harmonic’s market-leading cOS™ platform powers next-gen broadband services through nearly 46 million CPE devices worldwide for leading operators in North America, Europe, Latin America and Asia. More information about Harmonic and the company’s solutions is available at www.harmonicinc.com.

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About Harmonic

Harmonic (NASDAQ: HLIT), the worldwide leader in virtualized broadband solutions, is transforming multi-gigabit connectivity. The company’s industry-leading cOS™ virtualized broadband platform, suite of solutions for fiber and DOCSIS, and a growing portfolio of AI-powered network intelligence solutions, enable broadband service providers to simplify operations, deliver exceptional subscriber experiences and expand revenue streams. With thousands of vCMTS servers and hundreds of thousands of RPDs deployed globally, Harmonic powers next-generation broadband services with five-nines reliability. Anchored with a customer-first approach and driven by a legacy of innovation, Harmonic supports broadband service providers at every stage of their network evolution. More information is available at www.harmonicinc.com.

Harmonic, the Harmonic logo and other Harmonic marks are owned by Harmonic Inc. or its affiliates. All other trademarks referenced herein are the property of their respective owners.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements regarding the expected benefits of the divestiture of the Video Business; Harmonic’s plans to invest in innovation, expand its customer base and pursue growth opportunities; and Harmonic’s planned investor day and information to be provided at the investor day. These statements are based on our current expectations and beliefs and are subject to risks and uncertainties, including Harmonic’s ability to successfully execute its investment and growth strategies following the divestiture; the risk that post-closing adjustments to the purchase consideration could reduce the net proceeds of the transaction; and the risks and uncertainties more fully described in Harmonic’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2025, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The forward-looking statements in this press release are based on information available to Harmonic as of the date hereof, and Harmonic disclaims any obligation to update any forward-looking statements.

CONTACTS

Netra Ghosh Corporate Communications Manager +1 425-215-5525 netra.ghosh@harmonicinc.com	David Hanover, KCSA Strategic Communications Investor Relations +1 212-896-1220 investor@harmonicinc.com